News Release

FOR FURTHER INFORMATION:
Media Relations:	Investor Relations:
Jim Vitak	Eric Boni
(614) 790-3715	(859) 815-4454
jevitak@ashland.com	enboni@ashland.com

FOR IMMEDIATE RELEASE
September 25, 2007

Ashland Inc. updates outlook for fiscal fourth quarter

COVINGTON, Ky. – Ashland Inc. (NYSE:ASH) today provided an update to the outlook for its fiscal fourth quarter, which ends Sept. 30, 2007, noting that several key items are expected to affect the company’s results:
•
An equipment write-down, estimated to reduce operating income by approximately $11 million, on the PathGuard® pathogen control system as a result of Ashland Water Technologies’ withdrawal from the poultry market;

•	An anticipated nonrecurring expense of approximately $11 million related to postretirement medical plans in Canada;
•	Income of $8 million resulting from favorable claims experience related to Ashland's self-insurance program; and
•	An increase in operating income of $8 million relating to Ashland’s SAP[1] implementation in certain non-U.S. jurisdictions and the resultant elimination of a one-month financial reporting lag.
Commenting on anticipated results from the company’s four divisions, Ashland Chairman and Chief Executive Officer James J. O’Brien said, “As our fiscal year winds down, we want to update our previous estimates of operating income. While we expect Performance Materials’ overall volume to be slightly down to flat, we now believe its operating income will be in the range of $14 million to $16 million, as compared with $22 million in last year's fourth quarter, excluding the key items previously noted for the current quarter and those disclosed for the fourth quarter of fiscal 2006.
“We now expect Ashland Distribution’s operating income to be more in the range of $4 million to $6 million, as compared with $33 million in the year-ago fourth quarter, again

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Ashland Inc. updates outlook for fiscal fourth quarter, pg. 2 excluding key items in both periods. The primary driver of Distribution’s decline in fourth-quarter operating income is severe margin compression, particularly within our commodity chemicals product line. We expect total volumes to be relatively stable as compared with the prior-year period. Distribution has announced a two-cent-per-pound price increase on its hydrocarbons for Oct. 1, which should result in some margin improvement during the first quarter of fiscal 2008.”
    O’Brien continued, “While the results of Performance Materials and Distribution are disappointing, they are not surprising, given the state of Ashland’s key North American markets. On the positive side, we have not noticed weakness in the results of our business in Europe.
    “Also on a brighter note, we expect Valvoline to deliver a record year in 2007, with fourth-quarter operating income, excluding key items, of roughly $17 million to $19 million versus a loss of $9 million a year ago, also excluding key items.
    “The improvement in Water Technologies is continuing in our industrial, marine and environmental and process solutions (E&PS) markets, giving us optimism for the future. We now expect Water Technologies' fourth-quarter 2007 operating income to be approximately $10 million to $12 million, as compared with $12 million in the 2006 fourth quarter, excluding key items in both periods. This will represent a record year for our Water business, even if we were to exclude the income benefit of the E&PS business acquired last year.”
    O’Brien said the company’s unallocated and other expenses should be approximately $2 million to $4 million in the 2007 fiscal fourth quarter, excluding the impact of the key items previously mentioned. “Over the past year or so, we have made considerable progress in eliminating corporate costs following the APAC sale,” he noted.
    Providing an update on the company’s effective tax rate for the 2007 fiscal fourth quarter and year, O’Brien said, “We previously anticipated an effective tax rate of 23 percent for the full fiscal year. Subsequent unfavorable developments now lead us to believe the rate should more likely be in the range of 24 percent to 26 percent. Adjusting the year-to-date tax provision to that range in the fourth quarter would imply a fourth-quarter effective tax rate of approximately 25 percent to 40 percent.
    “While the change in our estimated tax rate for the year should be modest, the total adjustment for the year will be booked in the September quarter. In addition, since we expect weak earnings in September, changes in taxes could be large relative to quarterly earnings.”
    Commenting on the company’s opportunities, O’Brien said, “We continue to see particular opportunities to improve the performance of Distribution, Performance Materials and Water Technologies. To the extent that hydrocarbon prices weaken or North American manufacturing, transportation and housing markets improve, we would expect to see improvement in the Distribution and Performance Materials businesses.
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Ashland Inc. updates outlook for fourth fiscal quarter, pg. 3

“As to Water Technologies, our business model redesign is well under way. While the positive impact of these business model changes on Water Technologies’ financial performance is expected to be gradual, we believe that the new model will enable us to react more quickly to customers' needs and offer a broader range of solutions to address them.”
O’Brien also said that Ashland has committed considerable priority and resources to worldwide growth, noting, “We recently appropriated more than $80 million dollars for new capital projects in China and $40 million dollars for Europe, to be spent over the next several years.”
O’Brien will be speaking at the Credit Suisse 16th Annual Chemical Conference in New York City at 9:20 a.m. today. An audio webcast will be presented live and can be accessed, along with supporting materials, through the Ashland Inc. website at www.ashland.com. An audio replay of O’Brien’s complete remarks will also be available through the Ashland Inc. website within 24 hours of the live presentation and will be archived on Ashland’s website for 90 days. Supporting materials will be available for 12 months. Copies of the presentation can also be requested by sending an e-mail to investor_relations@ashland.com, or by calling 859-815-4454.
Ashland plans to release preliminary fiscal fourth-quarter results at 8 a.m., EDT, on Oct. 29.
Ashland Inc. (NYSE: ASH), a diversified, global chemical company, provides quality products, services and solutions to customers in more than 100 countries. A FORTUNE 5002 company, it operates through four wholly owned divisions: Ashland Performance Materials, Ashland Distribution, Valvoline and Ashland Water Technologies. To learn more about Ashland, visit www.ashland.com.
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® Registered trademark, Ashland
1 SAP is a registered trademark of SAP AG in Germany and several other countries.
2 FORTUNE 500 is a registered trademark of Time Inc.

Forward-Looking Statements
This news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to Ashland’s operating performance. These estimates are based upon a number of assumptions, including those mentioned within this news release. Such estimates are also based upon internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, weather, operating efficiencies and economic conditions, such as prices, supply and demand, cost of raw materials, and legal proceedings and claims (including environmental and asbestos matters). Although Ashland believes its expectations are based on reasonable assumptions, it cannot assure the expectations reflected herein will be achieved. This forward-looking information may prove to be inaccurate and actual results may differ significantly from those anticipated if one or more of the underlying assumptions or expectations proves to be inaccurate or is unrealized or if other unexpected conditions or events occur. Other factors and risks affecting Ashland are contained in Ashland’s Form 10-K for the fiscal year ended Sept. 30, 2006. Ashland undertakes no obligation to subsequently update or revise the forward-looking statements made in this news release to reflect events or circumstances after the date of this release.